Exhibit 2.1

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made this 2nd day of October, 1997 between Eastman Kodak Company ("Kodak"),
Fox Photo, Inc. ("Fox") CPI Corp. ("CPI"), Consumer Programs Holding, Inc. ("Holding") and Consumer Programs Incorporated ("Programs").

     WHEREAS, on October 4, 1996, Kodak acquired 51% of the stock of Fox pursuant to the terms of a Subscription Agreement
("Subscription Agreement"), dated August 8, 1996 among Kodak,
CPI, Holding and Fox, and Holding continued to hold the remaining 49% of the stock of Fox; and

     WHEREAS, Kodak, Holding and CPI made certain agreements regarding the governance, business and operation of Fox in a Stockholders' Agreement (the "Stockholders' Agreement"), dated
October 4, 1996; and

     WHEREAS, Kodak and CPI have determined that it is in the best interests of Fox and their respective corporations to end the joint ownership of Fox, and for Kodak to acquire all the stock of Fox owned, directly or indirectly, by CPI, all upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

     1. SALE AND PURCHASE. Upon and subject to the terms and conditions stated in this Agreement, in consideration of the purchase price set forth in Paragraph 2 of this Agreement and the performance of the other obligations under this Agreement, CPI and Holding hereby convey, transfer and deliver to Kodak all of CPI's and Holding's right, title and interest in and to all of the outstanding capital stock of Fox not previously issued to Kodak consisting of 1,000 shares of common stock, par value $.01 per share, of Fox (the "Stock"), free and clear of all liens and encumbrances. Simultaneously with the execution and delivery of this Agreement, CPI delivers to Kodak certificate number 2 representing the Stock, with a stock power duly endorsed to Kodak affixed thereto.

     2. PURCHASE PRICE. Simultaneously with the execution and delivery of this Agreement, Kodak delivers to Holding Kodak's non-negotiable promissory note in the principal amount of $43,900,000 due and payable in full on January 4, 1999 without interest (the "Kodak Note").

     3.  REPRESENTATIONS OF CPI, HOLDING AND PROGRAMS.  CPI,
Holding and Programs, jointly and severally, represent and warrant to Kodak as follows:

     (a) ORGANIZATION, POWER. Each of CPI and Holding is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Programs is a corporation duly organized, validly existing and in good standing in the State of Missouri, and each of CPI, Holding and Programs has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

     (b) POWER AND AUTHORITY. This Agreement is a valid and binding obligation of each of CPI, Holding and Programs, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. The Noncompetition Agreement (the" Noncompetition Agreement") among CPI and its affiliates and Fox and Kodak, of even date herewith, is a valid and binding obligation of each of CPI and its affiliates party hereto and thereto, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. Each of CPI and its affiliates party thereto has all requisite corporate power and authority to enter into this Agreement and the Noncompetition Agreement and to perform all of its obligations hereunder and thereunder. The Board of Directors of CPI, Holding and Programs and each of the other affiliates party hereto and thereto have each duly authorized the execution and delivery of this Agreement and the Noncompetition Agreement and the performance of the transactions contemplated hereby and thereby. No approval of the stockholders of CPI, Holding or Programs is required with respect to the consummation of the transactions contemplated by this Agreement or the Noncompetition Agreement, either singly or in light of other transactions undertaken or contemplated by CPI.

     (c) VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement by CPI, Holding and Programs and the execution and delivery of the Noncompetition Agreement by CPI and its affiliates party thereto and the consummation of the transactions contemplated hereby and thereby, (i) do not contravene any provision of the Certificate of Incorporation or By-laws of CPI, Holding or Programs or such affiliates; or (ii) constitute a breach of or result in a default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease, or mortgage to which CPI, Holding or Programs or such affiliates is a party or by which CPI, Holding or Programs or such affiliates or any of their assets is bound, or violate any provision of law, rule, regulation, order, permit, or license to which CPI, Holding or Programs is subject which will adversely effect the transactions contemplated by this Agreement or the Noncompetition Agreement or which will have a material adverse effect on the business or operations of such entities.

     (d) CONSENTS. No permit, consent, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other person on the part of any of CPI, Holding or Programs or the affiliates party to the Noncompetition Agreement is required in connection with the execution or delivery by CPI, Holding and Programs or such affiliates of this Agreement or the Noncompetition Agreement or the consummation of the transactions contemplated hereby or thereby other than those which have previously been obtained and other than filing of this Agreement, the Note or the Noncompetition Agreement by CPI with the Securities and Exchange Commission.

     (e) PURCHASED STOCK. The Stock when issued was duly authorized, duly and validly issued, fully paid and nonassessable. Holding is the beneficial and record owner of the 1,000 shares of Stock. There are no outstanding options, warrants, conversion privileges, subscriptions, calls, commitments or similar rights relating to the Stock or otherwise issued to CPI, Holding, Programs or their affiliates. The delivery and transfer of the Stock to Kodak in accordance with the terms of this Agreement will transfer to Kodak all of CPI's and Holding's right, title and interest in and to the Stock, free and clear of all liens and encumbrances.

     (f) Except as set forth on Schedule I, none of CPI, Holding or Programs has, in its individual capacity or as a shareholder of Fox, entered into any agreement binding, or purported to be binding, upon Fox or incurred any liability binding, or purported to be binding, on Fox.

     (g) Except as set forth on Schedule II, none of CPI, Holding or Programs is aware of any threatened legal or regulatory actions involving Fox as a defendant, responsible party or co-defendant nor are any of them aware of any set of facts or circumstances which might reasonably be expected to give rise to such an action or any threat thereof.

     4. REPRESENTATIONS OF KODAK. Kodak represents and warrants to CPI, Holding and Programs as follows:

     (a) ORGANIZATION, POWER. Kodak is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

     (b) POWER AND AUTHORITY. This Agreement and the Note are valid and binding obligations of Kodak, enforceable against it in accordance with their terms except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles. Kodak has all requisite corporate power and authority to enter into this Agreement and issue the Note and to perform all of its obligations hereunder and thereunder.

     (c) VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement and the Note by Kodak and the consummation of the transactions contemplated hereby and thereby, (i) do not contravene any provision of the Certificate of Incorporation or By-laws of Kodak; or (ii) constitute a breach of or result in a default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease, or mortgage to which Kodak is a party or by which Kodak or any of its assets is bound, or violate any provision of law, rule, regulation, order, permit, or license to which Kodak is subject, which will adversely effect the transactions contemplated by this Agreement or which will have a material adverse effect on the business or operations of such Kodak.

     (d) CONSENTS. No permit, consent, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other person on the part of Kodak is required in connection with the execution or delivery by Kodak of this Agreement or the Note or the consummation of the transactions contemplated hereby or thereby other than those which have previously been obtained or any filing of this Agreement or the Note which may be required with the Securities and Exchange Commission.

     5.  COVENANTS REGARDING SUBSCRIPTION AGREEMENT AND
COLLATERAL DOCUMENTS.

     (a) Article IX of the Subscription Agreement, and any other provisions thereof which survived the closing under the Subscription Agreement through the date of this Agreement shall continue in full force and effect as written and shall not be amended or modified except as expressly set forth in this Agreement. All claims of any party with respect to the "Consideration", as such term is defined in Article II of the Subscription Agreement and as adjusted pursuant to Section
2.3 of the Agreement are deemed in all respects satisfied or waived by the execution and delivery of this Agreement. The obligations of CPI pursuant to Section 5.12 of the Subscription Agreement with respect to any royalty-free licenses to Fox are hereby terminated. Within 10 days after the date hereof, Kodak shall deliver to CPI its check in the amount of $11,387.45 in full settlement of all amounts under Section 11.4 of the Subscription Agreement.

     (b) The Stockholders' Agreement shall terminate simultaneously with the execution and delivery of this Agreement and shall be of no further force or effect after the date hereof.

     (c) The Services Agreement, dated October 4, 1996, between Programs and Fox shall continue in full force and effect (except with respect to "Marketing and Advertising" and the services of "Treasury" previously provided by a salaried employee which have heretofore been terminated) through the earlier of: (i) 90 days following the date of notice of termination, or (ii) the date agreed to by the parties, or
(iii) March 31, 1998 at the rates specified therein for the services utilized and for the services described therein and herein, provided, however, that Fox shall be entitled to offset against such rates the salary and benefit expenses included therein with respect to any employee of CPI or its affiliates who becomes an employee of Fox during such period. Termination of services will relate to the entire set of services provided under each grouping in the Appendix to the Services Agreement, not by subset of services within a priced group, except as otherwise agreed by the parties. Within 10 days after the date hereof, Fox shall deliver to Programs its check in the amount of $597,210.00 for the unpaid portions of fees for services rendered prior to the date of this Agreement in full satisfaction of all amounts due under the Services Agreement through August 31, 1997. Programs covenants and agrees to work jointly in good faith with Fox to provide for the transition of all services to Fox or another service provider in accordance with the guidelines attached to this Agreement as Exhibit A. Fox shall pay, or reimburse Programs, for any fee required to be paid to licensors of software which is required to be paid in order for Programs to provide the services after the date of this Agreement, provided that Programs has given Fox prior notice of such requirement and Fox has agreed that the software license is required for Programs to perform the services once Fox is no longer an affiliate of CPI, and further provided, that such fee is not duplicative of any such fee heretofore paid by Programs, Holding or CPI for rights which would allow Programs to perform services once Fox is no longer an affiliate of CPI, provided, however, Programs shall be relieved of providing services under the Services Agreement to the extent such services require the use of any license for which
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Fox declines to make a required payment.  Except as otherwise expressly set forth herein, Fox will not owe Programs, Holding or CPI any additional amounts for the transition services described in the Services Agreement and in Exhibit A notwithstanding any provision in any letter agreement executed prior to the date of this Agreement.

     (d) The Consulting Agreement, dated October 4, 1996, between Fox and Programs shall terminate simultaneously with the execution and delivery of this Agreement and shall be of no further force or effect after the date hereof other than the provisions of Section 9.8 thereof which shall survive the consummation of this Agreement, and Fox, within 10 days after the date hereof, shall deliver to Programs its check in the amount of $534,804.00 in full satisfaction thereof.

     (e) The Professional Products Supply Agreement, dated
August 8, 1996 between Kodak and CPI, as amended, shall continue in full force and effect as written.

     (f) The Employment Agreement ("Employment Agreement"), dated May 22, 1995 between Programs and Theodore J. deBuhr II, as partially assigned and assumed by Fox pursuant to the Assignment and Amendment of Employment Agreement (the "Assignment"), dated October 3, 1996, among Programs, deBuhr and Fox, shall continue in full force and effect as written, including, without limitation, the ongoing accrual of "Years of Service" for purposes of the "Vesting Percentage" so long as deBuhr is an employee of Fox (as such terms are defined in the Employment Agreement). The parties further agree that Fox, and its successors and assigns, shall indemnify and hold harmless Programs, CPI and Holding and their respective affiliates for any obligation which Programs, Holding, CPI or their respective affiliates may incur under Paragraph 6(d) and related provisions of Paragraphs 7 and 12 of the Employment Agreement or the Assignment with respect to any termination or non-renewal of employment of deBuhr which is incurred after the earlier of: (i) the first anniversary of this Agreement or (ii) the date a corporate officer of Kodak provides written notice to CPI that Fox or Kodak or one of their affiliates will retain deBuhr for more than one year after the date of this Agreement.

     (g) The CPI Trademark License Agreement, dated October 4, 1996 between CPI Research and Development, Inc. ("CPI R&D"), Programs and Fox shall continue in full force and effect as written, provided, however, that CPI R&D and Programs agree not to give notice of termination pursuant to Paragraph 11(a) thereof prior to the expiration of the third anniversary of this Agreement.

     (h) The Working Capital Note, dated October 4, 1996, in the maximum principal amount of $4,000,000 from Fox to Programs shall continue in full force and effect as written.

     6.  OTHER COVENANTS.

     (a) On and after the date of this Agreement, the parties shall take such additional actions as may be reasonably necessary or desirable to fully vest in Kodak all of the ownership, rights and privileges in the Stock and to otherwise effectuate the transactions contemplated by this Agreement.

     (b) None of Kodak, Fox or CPI shall (and none of them shall permit any of their Affiliates to): issue any public release or announcement without the prior consent of the other party if such release, announcement or document refers to such other party (or any of its Affiliates) in connection with Fox, except as may be required by any applicable law or governmental rule or regulation (including, for this purpose, any rules of any securities exchange on which any securities of Kodak or CPI are traded), in which case such party shall (or shall cause the party required to make such disclosure to), to the extent possible, allow such other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to accept the reasonable and good faith comments of such other party, nor shall any of Kodak, Fox or CPI publicly file all or any part of this Agreement, any Schedule or Exhibit hereto, or any document listed in Paragraph 5 of this Agreement or any description thereof, except as may be required by any applicable law or governmental rule or regulation (including, for this purpose, any rules of any securities exchange on which any securities of Kodak or CPI are traded), in which case such party shall (or shall cause the party required to make such disclosure to), cooperate with the other party to the extent reasonable and practicable in obtaining confidential treatment for such filing.

     7.  SURVIVAL AND INDEMNIFICATION.

     (a) SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties contained in this Agreement shall, notwithstanding any investigation by or notice by or to any party prior to the date of this Agreement, survive the execution and delivery of this Agreement and the delivery of the Stock and the Note (the "Closing") for the period set forth in this Paragraph 7(a). The representations and warranties of CPI, Holding and Programs set forth in Paragraphs 3(a), (b), (c), (e), (f) and (g) shall have no expiration date; the representations and warranties in Paragraph 3(d) shall survive until January 4, 1999. The representations and warranties of Kodak set forth in Paragraphs 4(a), (b) and (c) shall have no expiration date; the representations and warranties in Paragraph 4(d) shall survive until January 4, 1999. In the event notice of any claim for indemnification under Paragraph 7 (d) shall have been given prior to midnight on the last day of the applicable survival period (the "Expiration Date"), the representations and warranties that are the subject of such indemnification claim shall survive until the claim is finally resolved. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed.

     (b) INDEMNIFICATION BY CPI. To the extent and in the manner herein provided, CPI shall indemnify and hold harmless Kodak, its Affiliates and Fox, and their respective employees, directors, agents and representatives (collectively, the "Kodak Indemnified Parties"), on an after-tax basis, from and against any and all Loss and Litigation Expense (as defined in Paragraph 7(e) below), which they or any of them may suffer or incur as a result of or arising from any misrepresentation or breach of warranty of CPI, Holding or Programs in this Agreement.

     (c) INDEMNIFICATION BY KODAK OR FOX. From and after the Closing Date, Kodak shall indemnify and hold harmless CPI, its Affiliates and their respective employees, directors, agents and representatives (collectively, the "CPI Indemnified Parties"), on an after-tax basis, from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of any misrepresentation or breach of warranty of Kodak in this Agreement or as a result of any guarantees of leasehold obligations for facilities leased by Fox or its subsidiaries Proex Photo Systems, Inc., Fox Photo Partners, Inc. and Texas Photo Finish, L.P. existing on the date of this Agreement.

     (d) PROCEDURE. Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim ("Claim") which may result in a Loss, and prior to the Expiration Date, the Person seeking indemnity under this Paragraph 7 (the "Indemnitee") shall give written notice thereof to the party from whom indemnity is sought (the "Indemnitor"). The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee's attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of Indemnitee's counsel), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees who are familiar with the transactions out of which such Claim or Loss may have arisen. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor, after written notice from Indemnitee, fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor. No settlement of a Claim by Indemnitee shall be effected without the consent of the Indemnitor, which shall not be unreasonably withheld or delayed, unless Indemnitee waives any right to indemnification therefore. The Indemnitor may, with the consent of the Indemnitee, which shall not be unreasonably withheld, settle or compromise any action or consent to the entry of any judgment (i) which includes, without limitation the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (ii) which would not adversely affect the right of Indemnitee and its Affiliates to own, hold use and operate their respective assets and businesses.

     (e) CERTAIN DEFINITIONS.  For purposes of this Paragraph
7, the following terms have the meanings set forth below:

     "Litigation Expense" means any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any third party), investigators, expert witnesses, accountants and other professionals.

     "Loss" means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, measured on an after-tax basis and after accounting for any insurance proceeds actually received with respect thereto, other than Litigation Expense.

     8.  MISCELLANEOUS

     (a) ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the Note, the Noncompetition Agreement and the agreements described in Paragraph 5 constitute the entire understanding among the parties hereto with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended or supplemented only by a written instrument duly executed by CPI, Holding, Programs, Fox and Kodak and any provision may be waived only in a writing executed by the party granting such waiver. This Agreement, the Note, the Noncompetition Agreement and the agreements described in

Paragraph 5 shall be binding upon and inure to the benefit of, the parties and their affiliates and their respective successors and assigns, including any assignee of assets of the business of Fox.

     (b) EXPENSES. Each party shall bear its own expenses incurred in connection with the transactions contemplated by this Agreement except with respect to certain software transfer, consent or waiver fees as provided in Paragraph 5(c) of this Agreement.

     (c) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given to the person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), or reputable courier services, charges prepaid, or by telecopier, to such party's address (or to such party's telecopier):

     If to Kodak, to:

     Eastman Kodak Company
     343 State Street
     Rochester, New York 14650-0126
     Attention: David Monderer
     Managing Director, Strategic Business Investments
          Telecopier: (716) 724-4926

     With a copy to:

     General Counsel
     Eastman Kodak Company
     343 State Street
     Rochester, New York 14650-0208
          Telecopier: (716) 724-9448

     and to:

     Nixon, Hargrave, Devans & Doyle LLP    courier:
     Clinton Square                         1300 Clinton Square
     P.O. Box 1051                          Rochester, NY 14604
     Rochester, New York  14603
     Attention: Deborah McLean Quinn, Esq.
          Telecopier:  (716) 263-1600

     If to CPI, Holding or Programs, to:

     CPI Corp.
     1706 Washington Avenue
     St. Louis, Missouri  63103
     Attention: Chief Executive Officer
          Telecopier: (314) 231-8150

     With a copy to:

     CPI Corp.
     1706 Washington Avenue
     St. Louis, Missouri  63103
     Attention: General Counsel
          Telecopier: (314) 231-4233

     and a copy to:

     White & Case
     1155 Avenue of the Americas
     New York, New York  10036
     Attention:  William F. Wynne, Jr., Esq.
          Telecopier:  (212) 354-8113

or to such other person, address or telecopy number as any of the foregoing may have designated for that purpose by notice to the others.

     (d) GOVERNING LAW; JURISDICTION. This Agreement, including any dispute or controversy arising out of or related to this Agreement or the breach thereof, shall be subject to, governed by, and construed in accordance with, the substantive and procedural laws of the State of New York, without reference to its principles of conflict of laws. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the U.S. District Court for the Southern District of New York in connection with any action or proceeding arising out of or related to this Agreement, unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such federal court. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (a) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any federal court sitting in the Southern District of New York, (b) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding any such court and (c) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

     (e) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

     IN WITNESS WHEREOF, CPI, Holding, Programs, Fox and Kodak have caused this Agreement to be executed by their duly authorized officers on the date first above written.

     CPI Corp.

/s/  Alyn V. Essman
     ------------------------------------
     Alyn V. Essman
     Chairman and Chief Executive Officer


     Consumer Programs Holding, Inc.

/s/  Richard G. Albo
     ------------------------------------
     Richard G. Albo
     President


     Consumer Programs Incorporated

/s/  Russell Isaak
     ------------------------------------
     Russell Isaak
     President


     Fox Photo, Inc.

/s/  C. J. Chapman
     -----------------------------------
     C. J. Chapman
     Director


     Eastman Kodak Company

/s/  David P. Biehn
     -----------------------------------
     David P. Biehn
     Senior Vice President